UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 15

Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under

Sections 13 and 15(d) of the Securities Exchange Act of 1934

Commission File Number: 000-30771

Interactive Motorsports and Entertainment Corp.

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(Exact name of registrant as specified in its charter)

Indiana 35-2205637

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(State or other jurisdiction of incorporation or organization) (I.R.S. Employer I.D. No.)

5624 West 73rd Street

Indianapolis, Indiana 46278

(317) 295-3500

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(Address, including zip code, and telephone number, including area code,

of registrant’s principal executive offices)

Common Shares

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(Title of each class of securities covered by this Form)

None

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(Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)	[X ]
Rule 12g-4(a)(2)	[X ]
Rule 12h-3(b)(1)(i)	[	]
Rule 12h-3(b)(1)(ii)	[	]
Rule 15d-6	[	]

Approximate number of holders of record as of the certification or notice date: 257

Pursuant to the requirements of the Securities Exchange Act of 1934, Interactive Motorsports and Entertainment Corp. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date: August 13, 2008	INTERACTIVE MOTORSPORTS AND ENTERTAINMENT CORP. By: /s/ William Donaldson ________________________ William R. Donaldson Chairman of the Board and Chief Executive Officer